SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                FORM 8-K

                   Current Report Under Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

Date of Report                              September 23, 2005

Commission File No.                               0-8190

                     WILLIAMS INDUSTRIES, INCORPORATED
                     ---------------------------------
             (Exact name of registrant as specified in its charter)

         Virginia                              54-0899518
-----------------------------         -------------------------
(State or other jurisdiction of     (I.R.S. Employer Identification
 incorporation or organization)               Number)

     8624 J.D. Reading Drive                     20108
---------------------------------        ----------------------
(Address of Principal Executive                 (Zip Code)
 Offices)

         P.O. Box 1770                           20108
---------------------------------        ----------------------
(Mailing Address of Principal                   (Zip Code)
 Executive Offices)

                             (703) 335-7800
          ----------------------------------------------------
          (Registrant's telephone Number, including area code)


Item 2.01 Disposition of Certain Assets

     On September 23, 2005, the Company completed the sale-leaseback of its property in Richmond, Virginia to Frank E. Williams, Jr., the Company's founder, Director and largest shareholder, for $2.75 million. The Richmond property consists of approximately 30 acres of land with 128,000 square feet of steel fabricating buildings and ancillary office space. The purchase price was determined by an independent appraisal. The consideration paid by Mr. Williams consisted of $2,062,500 borrowed from a bank and approximately $700,000 previously loaned to the Company by Mr. Williams.

     In order to generate cash required by the Company's Forbearance Agreement with United Bank and for other corporate purposes, Mr. Williams had proposed this arrangement, whereby Mr. Williams would personally obtain financing to acquire the property and lease it back to the Company, both at appraised fair market value. The Company's four independent Directors negotiated several concessions with Mr. Williams, including a reduction and limitation of the Company's rental obligation, and the right to buy the property back for the purchase price as long as the lease-back is in force. The term of the lease-back is sixty six months, and the net rental payment is $11,000 per month, subject to adjustment in the event the lender's commercial lending rate increases.


	The sale generated a profit of approximately $1.8 million, which because of accounting rules regarding affiliated transactions and sale lease-back transactions, will be deferred.


     On September 26, 2005, the Company paid and satisfied its debt, which had matured on August 25, 2005, to Wachovia Bank of approximately $850,000. The debt had been secured by the property.


SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                Williams Industries, Incorporated

Date:  September 27, 2005
                                /s/ FRANK E. WILLIAMS, III
                               -------------------------------
                                Frank E. Williams, III, President